Exhibit 10.1

AGREEMENT

AGREEMENT, dated as of December 15, 2006 between R&G Financial Corporation, a Puerto Rico corporation (the “Company”), and Mr. Rolando Rodriguez (the “Executive”).

RECITALS

WHEREAS, the Company desires to be ensured of the Executive’s continued active participation in the business of the Company;

WHEREAS, the Company desires to enter into an employment agreement with the Executive with respect to Executive’s employment by the Company;

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(b) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(c) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(d) Disability. Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Securities System.

(e) Notice of Termination. Any purported termination of the Executive’s employment by the Company for any reason, including without limitation for Cause or

Disability, or by the Executive for any reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company’s termination of Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 9 hereof.

2.	Term of Employment.

(a) The Company hereby employs the Executive as President and Chief Executive Officer of the Company and the Executive hereby accepts said employment and agrees to render such services to the Company on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for two years, beginning on January 1, 2007 until midnight of December 31, 2009, unless such term is extended as provided in this Section 2. On January 1, 2008 and each annual anniversary thereafter, the term of this Agreement shall automatically be extended for an additional one-year, unless the Executive or the Company gives written notice to the other party or parties hereto of such party’s or parties’ election not to extend the term, with such notice to be given not less than sixty (60) days prior to any such anniversary date. If any party gives timely notice that the term will not be extended, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the “Term of Employment” shall refer both to the initial term and successive terms.

(b) During the Term of Employment, the Executive shall perform such executive services for the Company as may be consistent with Executive’s titles and such executive services which are from time to time assigned to Executive by the Company’s Board of Directors. The Executive shall devote Executive’s entire business time, attention, skill and energy exclusively to the business of the Company. The Executive shall not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage; provided, however, that the Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with the Executive’s responsibilities and are not or not likely to be contrary to the Company’s interests.

3.	Compensation and Benefits.

(a)(i) The Company shall compensate and pay the Executive for services during the term of this Agreement at a base annual salary of $700,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Company and may not be decreased without the Executive’s express written consent.

(ii) In addition to Base Salary, the Executive shall be entitled to receive a Guaranteed Bonus of $200,000, payable following each of December 31, 2007 and 2008, and at the end of each additional year in which the Executive is employed by the Company for the full year in question.

(iiii) A performance bonus of up to $300,000 will be paid each year, beginning with the year 2007, based on the goals of the Company, which shall be defined by the Board of Directors of the Company at the start of each year, and which shall include consideration of the Company’s profitability and changes in the Company’s aggregate stock market capitalization.

(iv) Pursuant to the R&G Financial Corporation 2004 Stock Option Plan (the “Plan”), stock options for 120,000 shares of the Company’s common stock (the “Option Award”) shall be granted to Executive upon the Company becoming current in all of its public reporting responsibilities under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The number of options to be granted takes into consideration and supersedes amounts that were to be issued to Executive under his prior agreement with R-G Crown Bank referenced in Section 16 hereof. All stock options shall have an exercise price equal to the closing price of the Company’s common stock on the close of business on the business day prior to the date of the Option Award. The Option Award shall vest and become exercisable pursuant to the following schedule: (i) options to acquire 30,000 shares of common stock shall vest and become exercisable upon issuance; (ii) options to acquire 30,000 shares of common stock shall vest and become exercisable on the first anniversary date of the issuance date of the Option Award; (iii) options to acquire 30,000 shares of common stock shall vest and become exercisable on the second anniversary date of the issuance date of the Option Award; and (iv) options to acquire 30,000 shares of common stock shall vest and become exercisable on the third anniversary date of the issuance date of the Option Award. The terms and conditions of the Option Award shall be set forth in a Stock Option Agreement in accordance with the provisions of the Plan, and which shall provide for accelerated vesting of the Option Award upon a “Sale Event” (as that term is defined in the Plan).

(b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, medical plans, dental plans or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with then duties and responsibilities, as fixed by the Board of Directors of the Company. For benefit plan purposes, the Executive will be given credit for his service as an employee of R-G Crown Bank.

(c) During the term of this Agreement, the Executive shall be entitled to eighteen (18) days paid annual vacation. The Executive shall not be entitled to receive any additional compensation from the Company for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation in excess of 36 days except to the extent authorized by the Board of Directors of the Company.

(d) In the event the Executive’s employment is terminated due to Disability, the Executive may continue coverage for medical and life insurance coverage under COBRA (36 months). Executive shall continue to be provided with the life insurance coverage in effect for him by R-G Crown Bank as of the date hereof.

(e) The Company shall, during the term of this Agreement, pay the Executive the sum of $2,750 per month as a car allowance.

(f) The Company shall provide up to $15,000 annually, including one initiation fee, for one country club membership.

(g) A one-time payment of relocation expenses up to $25,000 that the Executive may incur with respect to transporting personal belongings and two automobiles from Orlando, Florida to Puerto Rico, upon receipt of appropriate documentation.

(h) Reasonable travel and lodging expenses incurred by Executive and his wife while in the process of moving to Puerto Rico, upon receipt of appropriate documentation.

(i) To the extent that Executive incurs penalties for the early cancellation of his existing home and automobile leases in Florida, the Company shall pay such penalties, upon receipt of appropriate documentation.

4. Expenses. The Company shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Company, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Company. If such expenses are paid in the first instance by the Executive, the Company shall reimburse the Executive therefor.

5.	Termination.

(a) The Company shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation, termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate employment hereunder for any reason.

(b) In the event that (i) the Executive’s employment is terminated by the Company for Cause or (ii) the Executive terminates employment hereunder other than for Disability or death, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c) In the event that the Executive’s employment is terminated as a result of Disability during the term of this Agreement, the Executive shall receive Base Salary for the duration of the term of this Agreement. In the event of the Executive’s death during the term of the Agreement, the Executive’s estate shall receive the Base Salary to the end of the term of this Agreement.

(d) In the event that (i) the Executive’s employment is terminated by the Company for other than Cause, Disability, or the Executive’s death or (ii) such employment is terminated by the Executive due to a material breach of this Agreement by the Company, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Company, then the Company shall provide the Executive with the compensation otherwise payable pursuant to Section 3(a) hereof.

(e) In the event of a “Change of Control” of the Company, the Executive shall be entitled to receive a $750,000 payment. For purposes of this Agreement, a “Change of Control” of the Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1.01 of the requirements for filing of Current Reports on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Exchange Act; or (ii) results in a Change in Control of the Company within the meaning of the Home Owners’ Loan Act, as amended, the Federal Deposit Insurance Act and the Rules and Regulations promulgated by the Office of Thrift Institution (“OTS”) as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board of Directors shall substitute its judgment for that of the OTS); or (iii) without limitation, such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) under the Exchange Act) other , directly or indirectly, after the date hereof becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of voting securities of the Company representing 20% or more of Company’s outstanding voting securities or right to acquire such securities, except for any voting securities of the Company purchased by any employee benefit plan of the Company, or (B) individuals who constitute the Board of Directors of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by a Nominating Committee solely comprised of members who are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs or is effectuated in which the Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required federal regulatory approvals not including the lapse of any statutory waiting periods, or (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or its subsidiaries with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company or its subsidiaries shall be distributed; or (E) a tender offer is made and accepted for 20% or more of the voting securities of the Company or its subsidiaries then outstanding. Notwithstanding anything to the contrary, the sale or merger of any subsidiary of the Company shall not constitute a “Change of Control” for purposes of this Agreement.

(f) In the event that the Company enters into a definitive agreement with respect to a Change of Control, and the Company has not yet issued to the Executive the Option Award because the Company is not at such time current in all of its public reporting responsibilities under the Exchange Act, the Executive shall receive an additional $500,000 in cash, which shall be paid immediately prior to the closing of the Change of Control transaction.

6. Non-Competition. The Executive agrees that:

(a) During the term of this Agreement, the Executive will not, directly or indirectly, participate in or act as a principal, partner, officer, employee, agent, or consultant to any business entity which is competitive with the business now or hereafter engaged in or conducted by the Company, nor shall the Executive hold greater than 5% of the equity securities of any such business.

(b) For a period of one year following the termination of this Agreement for any reason, the Executive will not, directly or indirectly, solicit for employment, or hire any person who during the term of this Agreement was engaged as an employee or officer of the Company or any of its subsidiary or affiliated companies.

7. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

8. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation, Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

The Company:	Chairman of the Board R&G Financial Corporation R&G Tower 290 Jesús T. Pinero Avenue San Juan, Puerto Rico 00918

With a copy to:

Secretary

R&G Financial Corporation

R&G Tower

290 Jesús T. Pinero Avenue

San Juan, Puerto Rico 00918

The Executive:

Mr. Rolando Rodriguez

Urbanizacion Caparra Hills

H-20 Yagrumo St.

Guaynabo, P.R.00968

10. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Company to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of Puerto Rico.

12. Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

13. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. Entire Agreement. This Agreement embodies the entire agreement between the Company and the Executive with respect to the matters agreed to herein. All prior agreements between the Company, its subsidiary companies and the Executive are hereby superseded and shall have no force or effect, including specifically that certain Agreement dated January 9, 2006 between R-G Crown Bank and Executive.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

R-G FINANCIAL CORPORATION

By:
Víctor J. Galán
Chairman of the Board

EXECUTIVE

By:
Rolando Rodriguez